Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-224809

PROSPECTUS

27,392,134 Shares

Common Stock

This prospectus relates to the disposition from time to time of up to 27,392,134 shares of our common stock, which includes 15,461,609 shares of our common stock issuable upon the exercise of outstanding warrants, which are held by the selling stockholders named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash.

The selling stockholders identified in this prospectus, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates, may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution”. We have agreed to pay certain expenses incurred in connection with the registration of these shares, however, we will not be paying any commissions in connection with any offering of shares of common stock under this prospectus.

Our common stock is traded on The Nasdaq Global Market under the symbol “TCON.” On May 18, 2018, the last reported sales price of our common stock was $2.50 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained on page 3 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including those filed after the date hereof.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 21, 2018.

ABOUT THIS PROSPECTUS

This prospectus relates to a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus.

We have not authorized anyone to provide you with information other than the information contained in or incorporated by reference into this prospectus (as supplemented or amended). This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation by Reference” before deciding whether to invest in any of the common stock being offered.

This prospectus incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus (as supplemented and amended), including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus before making an investment decision.

Unless the context indicates otherwise, as used in this prospectus, the terms “TRACON,” “the Company,” “we,” “us” and “our” refer to TRACON Pharmaceuticals, Inc., a Delaware corporation. This prospectus or information incorporated by reference in this prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to or incorporated by reference in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

We are a biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and wet age-related macular degeneration, or wet AMD. We are a leader in the field of endoglin biology and are using our expertise to develop antibodies that bind to the endoglin receptor. Endoglin is essential to angiogenesis, the process of new blood vessel formation required for solid cancer growth and wet AMD. We are developing our lead product candidate, TRC105 (carotuximab), an endoglin antibody, for the treatment of multiple solid tumor types in combination with inhibitors of the vascular endothelial growth factor, or VEGF, pathway. The VEGF pathway regulates vascular development in the embryo, or vasculogenesis, and angiogenesis. We believe treatment with TRC105 in combination with VEGF inhibitors may improve survival in cancer patients when compared to treatment with a VEGF inhibitor alone.  TRC105 has been studied in ten completed Phase 2 clinical trials and three completed Phase 1 clinical trials, and is currently being dosed in one Phase 3 clinical trial, five Phase 2 clinical trials and three Phase 1 clinical trials. Our TRC105 oncology clinical development plan is broad and involves a tiered approach. We are initially focused on angiosarcoma which is a tumor that highly expresses endoglin, the target of TRC105, and therefore may be more responsive to treatment with TRC105. We have seen complete durable responses in this tumor type and are currently enrolling the international multicenter Phase 3 TAPPAS trial in angiosarcoma. We obtained Special Protocol Assessment (SPA) agreement from the U.S. Food and Drug Administration (FDA) on our clinical trial design for the Phase 3 trial in angiosarcoma and also incorporated scientific advice from the European Medicines Agency (EMA) regarding the adequacy of the trial design.  We also received orphan drug designation from the FDA and the EMA for TRC105 for the treatment of soft tissue sarcoma, including angiosarcoma, in 2016.

In March 2014, Santen Pharmaceutical Co. Ltd. (Santen) licensed from us exclusive worldwide rights to develop and commercialize our endoglin antibodies for ophthalmology indications, and in July 2017 Santen initiated dosing in a Phase 2 clinical trial of DE-122 in wet AMD. In December 2017, Ambrx, Inc. (Ambrx) licensed from us exclusive rights to develop and commercialize our endoglin antibodies in China (including Hong Kong and Macau) and Taiwan.

Our other product candidates are TRC102, which is a small molecule that is in Phase 2 clinical development for the treatment of mesothelioma and glioblastoma, and two compounds that we licensed from Janssen Pharmaceutica N.V. (Janssen) in September 2016: TRC253, which is a small molecule for which we initiated a Phase 1/2 clinical trial for the treatment of metastatic castration-resistant prostate cancer in March 2017, and TRC694, a small molecule in pre-clinical development for the treatment of hematologic malignancies, including myeloma.

We operate a clinical development model that emphasizes capital efficiency. Our experienced clinical operations and regulatory affairs groups enable us to eliminate the cost associated with hiring contract research organizations to manage clinical, regulatory and database aspects of our Phase 1 and Phase 2 clinical trials conducted in the United States. We have also collaborated with the NCI, which has selected TRC105 and TRC102 for federal funding of clinical development, Case Western Cancer Center (Case Western), the University of Alabama – Birmingham, and Cedars-Sinai Medical Center. Under these collaborations, NCI sponsored or is sponsoring ten completed or ongoing clinical trials of TRC105 and TRC102, Case Western sponsored two clinical trials of TRC102, the University of Alabama – Birmingham is sponsoring one clinical trial of TRC105 and Cedars-Sinai Medical Center is sponsoring one clinical trial of TRC105. All TRC105 NCI sponsored trials have been completed. If merited by Phase 2 data, we expect to fund additional Phase 3 clinical trials of TRC105 and TRC102 and, based on NCI’s past course of conduct with similarly situated pharmaceutical companies in which it has sponsored pivotal clinical trials following receipt of positive Phase 2 data, we anticipate that NCI will sponsor Phase 3 clinical trials in additional indications.

Corporate Information

We were incorporated in the state of Delaware in October 2004 as Lexington Pharmaceuticals, Inc. and we subsequently changed our name to TRACON Pharmaceuticals, Inc. in March 2005, at which time we relocated to San Diego, California. Our principal executive offices are located at 4350 La Jolla Village Drive, Suite 800, San Diego, California 92122, and our telephone number is (858) 550‑0780. Our corporate website is www.traconpharma.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC.

The Offering

The selling stockholders named in this prospectus may offer and sell up to 27,392,134 shares of our common stock, which includes 15,461,609 shares of our common stock issuable upon the exercise of outstanding warrants.  The shares issuable upon exercise of the warrants will become eligible for sale by the selling stockholders under this prospectus only as the warrants are exercised. Our common stock is currently listed on The Nasdaq Global Market under the symbol “TCON.” Shares of common stock that may be offered under this prospectus, when issued and paid for in the case of shares issuable upon exercise of the outstanding warrants, will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the shares underlying the warrants issued to the selling stockholders pursuant to the securities purchase agreement we entered into with the selling stockholders on March 22, 2018, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the securities purchase agreement and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018, as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement to which this prospectus relates. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “pro forma,” or “anticipates,” or other similar words (including their use in the negative), or by discussions of future matters such as the development of new products, technology enhancements, possible collaborations, possible changes in legislation and other statements that are not historical. These statements include but are not limited to statements under the captions “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the SEC. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in any applicable prospectus supplement and any documents incorporated by reference herein or therein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus and the information incorporated by reference in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus or in any prospectus supplement or any documents incorporated by reference herein or therein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from sales of the common stock pursuant to this prospectus. However, in the case of warrants issued to the selling stockholders pursuant to the securities purchase agreement dated March 22, 2018, upon any exercise of these warrants for cash, the selling stockholders would pay us an exercise price of $2.70 per share of common stock or, in the case of pre-funded warrants, an exercise price of $0.01 per share of common stock, in each case, subject to any adjustment pursuant to the terms of the warrants. We expect to use any such warrant exercise proceeds primarily for working capital and general corporate purposes. These warrants are also exercisable on a cashless basis by net exercise under certain conditions contained therein. If any of these warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such cashless exercise of a warrant.

SELLING STOCKHOLDERS

On March 22, 2018, we entered into a securities purchase agreement with the selling stockholders pursuant to which we issued and sold in a private placement an aggregate of (a) 11,930,525 shares of our common stock, (b) pre-funded warrants to purchase 1,765,542 shares of common stock to certain selling stockholders whose purchase of shares of common stock would otherwise have resulted in such selling stockholder, together with its affiliates, beneficially owning more than 9.99% of our outstanding shares of common stock immediately following closing, and (c) warrants to purchase 13,696,067  shares of common stock, for an aggregate purchase price of approximately $38.7 million. Pursuant to the securities purchase agreement, we agreed to file the registration statement to which this prospectus relates to cover the resale of the shares of our common stock and the warrant shares issuable upon exercise of the warrants  issued to the selling stockholders pursuant to the securities purchase agreement, and to keep such registration statement effective with respect to each selling stockholder until the earlier to occur of (i) the third anniversary of the effective date of the registration statement to which this prospectus relates, (ii) the date on which all of the shares and warrants shares held by such selling stockholder (other than a selling stockholder that would beneficially own more than 10% of our outstanding shares of common stock assuming all warrant shares held by such selling stockholder are outstanding) may be sold under Rule 144 under the Securities Act within a three month period or, (iii) immediately prior to the closing of a change in control.  The pre-funded warrants are exercisable for a period of seven years and the common warrants are exercisable for a period of six years. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits, stock dividends, reclassifications and the like.  The warrant shares issuable upon exercise of the warrants will become eligible for sale by the selling stockholders under this prospectus only as the warrants are exercised.  We cannot predict when or whether any of the selling stockholders will exercise their warrants.

We are registering the resale of the above-referenced shares to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates, to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of common stock issued to the selling stockholders pursuant to the securities purchase agreement, plus the total number of shares of common stock issuable upon exercise of the warrants issued to the selling stockholders.  Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of our common stock and the warrant shares issuable upon exercise of the warrants issued to the selling stockholders pursuant to the securities purchase agreement, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the securities purchase agreement and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of our common stock covered hereby may be offered from time to time by the selling stockholders.

The following table sets forth the name of each selling stockholder, the number and percentage of our common stock beneficially owned by the selling stockholders as of April 30, 2018, the number of shares of our common stock that may be offered under this prospectus, and the number and percentage of our common stock beneficially owned by the selling stockholders assuming all of the shares of our common stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares of our common stock in the column “Number of Shares Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes that all of the selling stockholders have exercised the warrants in full pursuant to cash exercises and further assumes the sale of all shares being offered by the selling stockholders under this prospectus.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes that all of the selling stockholders have exercised the warrants in full pursuant to cash exercises and further assumes the sale of all shares being offered by the selling stockholders under this prospectus. The percentage of shares owned prior to and after the offering is based on 29,731,331 shares of common stock outstanding as of April 30, 2018 and, with respect to the percentage of shares owned after the offering, on the assumption that all of the selling stockholders have exercised the warrants in full pursuant to cash exercises and therefore that all shares of common stock issuable upon exercise of the warrants were outstanding as of that date. Unless otherwise indicated in the footnotes to this table, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling stockholders, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

	Prior to Offering			After Offering
Name and Address	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)	Number of Shares Offered(2)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Puissance Cross-Border Opportunities IV LLC 950 3rd Ave. 25th Floor New York, NY 10022	3,539,822(3)	7.8%	3,539,822	—	*
Puissance Cross-Border Opportunities V LLC 950 3rd Ave. 25th Floor New York, NY 10022	5,663,7144)	12.5%	5,633,714	—	*
New Enterprise Associates 14, L.P. 1954 Greenspring Drive, Suite 600 Timonium, Maryland 21093	4,175,145(5)	9.2%	1,415,928	2,759,217	6.1%
683 Capital Partners, LP 3 Columbus Circle, Suite 2205 New York, New York 10019	3,977,876(6)	8.8%	2,477,876	1,500,000	3.3%
Linden Capital L.P. Victoria Place, 31 Victoria Street Hamilton HM10, Bermuda	9,216,038(7)	20.4%	9,216,038	—	*
Aspire Capital Fund, LLC 155 North Wacker Drive, Suite 1600 Chicago, IL 60606	2,541,840(8)	5.6%	2,123,892	417,948	*
Laurence Lytton 467 Central Park West New York, NY 10025	2,138,272(9)	4.7%	1,415,928	722,344	1.6%
Lincoln Park Capital Fund, LLC 440 N Wells St. Suite 410 Chicago, IL 60654	707,964 (10)	1.6%	707,964	—	*
Arcus Ventures Fund II, LP 60 E 42nd St. Suite 1610 New York, NY 10165	665,926(11)	1.5%	353,982	311,944	*
Investor Company ITF Rosalind Master Fund L.P. 77 Bloor St. W 3rd Floor Toronto, ON M5S 1M2	474,800(12)	1.0%	300,000	174,800	*
BioBrit, LLC 2223 Avenida de la Playa #108 La Jolla, CA 92037	225,053 (13)	*	176,990	48,053	*

* Less than 1%

(1)Under the terms of the warrants, the number of shares of our common stock that may be acquired by a selling stockholder upon any exercise of a warrant is generally limited to the extent necessary to ensure that, following such exercise, such selling stockholder would not, together with its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such selling stockholder for purposes of Section 13(d) of the Exchange Act, beneficially own in excess of a specified percentage of the total number of shares of our common stock then issued and outstanding and/or the then combined voting power of all of our voting securities (the “Blockers”). Certain of the Blockers are waivable by the selling stockholders’ on at least 60 days’ prior notice to us up to a specified maximum percentage.  If the operation of the Blockers currently limits the beneficial ownership of a selling stockholder, such limitation is noted in the footnotes that follow. In addition, as noted in footnote (2), the number of shares shown under the column titled “Number of Shares Offered” is shown without regard to the foregoing limitations on exercise.

(2)The number of shares offered hereby, for each selling stockholder, consists solely of the shares issued to such selling stockholder pursuant to the securities purchase agreement and the shares issuable upon exercise of the warrants issued to such selling stockholder. The shares issuable upon exercise of the warrants will become eligible for sale by the selling stockholders under this prospectus only as the warrants are exercised. In addition, the number of shares offered hereby shown under the column titled “Number of Shares Offered” includes the maximum number of shares issuable upon the exercise of the warrants without regard to the limitations on exercise described in footnote (1) above.

(3)Represents 1,769,911 outstanding shares of common stock owned by Puissance Cross-Border IV, LLC and 1,769,911 shares of common stock issuable upon exercise of warrants.  The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 19.99% of the outstanding common stock after exercise. Puissance Cross-Border Opportunities V, Puissance Cross-Border Opportunities IV, Puissance GP, Puissance Capital Management GP, and Theodore Wang, share voting and dispositive power with respect to the shares held by Puissance Capital Management. Theodore Wang, the managing member of Puissance, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)Represents 2,831,857 outstanding shares of common stock owned by Puissance Cross-Border V, LLC and 2,831,857 shares of common stock issuable upon exercise of warrants.  The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 19.99% of the outstanding common stock after exercise. Puissance Cross-Border Opportunities V, Puissance Cross-Border Opportunities IV, Puissance GP, Puissance Capital Management GP, and Theodore Wang, share voting and dispositive power with respect to the shares held by Puissance Capital Management. Theodore Wang, the managing member of Puissance, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)Represents (a) 3,466,003 outstanding shares of common stock and 707,964 shares of common stock issuable upon exercise of warrants, beneficially owned by New Enterprise Associates 14, L.P., or NEA 14, and (b) 1,178 outstanding shares of common stock beneficially owned by NEA Ventures 2014, L.P., or Ven 2014. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 19.99% of the outstanding common stock after exercise. The shares and warrants directly held by NEA 14 are indirectly held by NEA Partners 14, L.P., the sole general partner of NEA; NEA 14 GP, LTD, the sole general partner of NEA Partners 14, L.P.; and each of the individual directors of NEA 14 GP, LTD. The directors of NEA 14 GP, LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A.

Florence, Jr., Patrick J. Kerins, David M. Mott, Scott D. Sandell, Peter Sonsini, and Ravi Viswanathan. NEA 14, NEA Partners 14, L.P., NEA 14 GP, LTD and the directors of NEA 14 GP, LTD share voting and dispositive power with respect to the shares and warrants held by NEA 14. The shares directly held by Ven 2014 are indirectly held by Karen P. Welsh, the general partner of Ven 2014. Karen Welsh has voting and dispositive power with regard to the shares held by Ven 2014. Paul Walker, a partner at New Enterprise Associates, Inc., has no voting or dispositive power with regard to any of the above referenced shares and warrants and disclaims beneficial ownership of such shares and warrants except to the extent of his pecuniary interest therein, if any. All indirect holders of the above referenced shares and warrants disclaim beneficial ownership of all applicable shares and warrants except to the extent of their pecuniary interest therein.

(6)Represents 2,738,938 outstanding shares of common stock beneficially owned by 683 Capital Management, LLC and 1,238,938 shares of common stock issuable upon exercise of warrants.  The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise. The shares and warrants directly held by 683 Capital Management LLC are indirectly held by 683 Capital Partners LP and Ari Zweiman (Mr. Zweiman), the managing member of 683 Capital Management, LLC. 683 Capital Management, LLC, 683 Capital Partners LP and Mr. Zweiman share voting and dispositive power with respect to the shares held by 683 Capital Management, LLC.

(7)Represents 2,842,477 outstanding shares of common stock held by Linden Capital L.P., 4,608,019 shares of common stock issuable upon exercise of warrants, and 1,765,542 shares of common stock issuable upon exercise of pre-funded warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise and the holders disclaim beneficial ownership of shares of common stock underlying their warrants to the extent that their beneficial ownership of common stock would exceed 9.99%. The shares and warrants directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP, the investment manager of Linden Capital L.P., Linden GP LLC, the general partner of Linden Capital L.P., and Siu Min (Joe) Wong (Mr. Wong), the principle owner and controlling person of Linden Advisors and Linden GP LLC. Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the shares held by Linden Capital L.P.

(8)Represents 1,479,894 outstanding shares of common stock beneficially owned by Aspire Capital Fund LLC, and 1,061,946 shares of common stock issuable upon exercise of warrants.  The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise and the holders disclaim beneficial ownership of shares of common stock underlying their warrants to the extent that their beneficial ownership of common stock would exceed 9.99%. Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos disclaims beneficial ownership of the common stock held by Aspire Fund.

(9)Represents 1,430,308 outstanding shares of common stock beneficially owned by Laurence W. Lytton and 707,964 shares of common stock issuable upon exercise of warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise.

(10)Represents 353,982 outstanding shares of common stock beneficially owned by Lincoln Park Capital Fund, LLC and 353,982 shares of common stock issuable upon exercise of warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise. Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park Capital Fund, LLC are deemed to be beneficial owners of all the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Scheinfeld and Cope have shared voting and dispositive power with respect to the shares held by Lincoln Park Capital Fund, LLC.

(11)Represents 488,935 outstanding shares of common stock beneficially owned by Arcus Ventures Fund II, LP and Arcus Ventures Fund, LP and 176,991 shares of common stock issuable upon exercise of warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise.  The shares and warrants held by Arcus Ventures Fund, LP and Arcus Ventures Fund II, LP are indirectly held by Arcus Ventures Management GP LP; the sole general partner of Arcus Ventures Fund, LP and Arcus Ventures Management GP II, LP; the sole general partner and each individual of the general partner Steven Soignet and James Dougherty.  Steven Soignet and James Dougherty share voting and dispositive power with respect to the shares held by both Arcus Ventures Fund, LP and Arcus Ventures Fund II, LP.

(12)Represents 324,800 outstanding shares of common stock beneficially owned by Rosalind Master Fund L.P. and 150,000 shares of common stock issuable upon exercise of warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise.

(13)Represents 136,558 outstanding shares of common stock beneficially owned by BioBrit, LLC and 88,495 shares of common stock issuable upon exercise of warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise.

Relationships with the Selling Stockholders

In April 2018, following the completion of the transactions contemplated by the securities purchase agreement, Theodore T. Wang, Ph.D., the Chief Investment Officer and Chief Executive Officer of Puissance Capital Management, was appointed to our board of directors.  In connection with the transactions contemplated by the securities purchase agreement, we engaged Angel Pond Capital LLC as a placement agent and paid Angel Pond a placement agent fee of approximately $1.9 million. Angel Pond is affiliated through common control with Puissance Capital Management.

In March 2017, we entered into a common stock purchase agreement, or the Aspire Agreement, with Aspire Capital Fund, LLC, or Aspire, pursuant to which, upon the terms and subject to the conditions and limitations set forth in the Aspire Agreement, Aspire committed to purchase up to an aggregate of $21.0 million of shares of our common stock at our request from time to time over a thirty month period.

In November 2016, we completed an underwritten follow-on public offering pursuant to which we issued and sold an aggregate of 3,018,750 shares of our common stock, at a price to the public of $5.75 per share. New Enterprise Associates 14, L.P. purchased 869,565 shares of the common stock in the offering for a total purchase price of approximately $5.0 million. Mr. Paul Walker, a member of our board of directors, is affiliated with New Enterprise Associates.

Except with respect to the foregoing and the transactions contemplated by the securities purchase agreement as described above, none of the selling stockholders (or their control persons) has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders and issuable upon exercise of the warrants issued to the selling stockholders to permit the resale of these shares of common stock by the selling stockholders from time to time from after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales, to the extent permitted by law;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling stockholders, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the

Securities Act and Rule 10b-5 under the Exchange Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

We agreed to cause the registration statement to which this prospectus relates to remain effective with respect to each selling stockholder until the earlier to occur of (i) the third anniversary of the effective date of this Registration Statement, (ii) the date on which all of the shares and warrants shares held by such selling stockholder (other than a selling stockholder that would beneficially own more than 10% or more or our outstanding shares of common stock assuming all warrant shares held by such selling stockholder are outstanding) and registered for resale under this Registration Statement may be sold under Rule 144 under the Securities Act within a three month period or, (iii) immediately prior to the closing of a change in control. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock we registered on behalf of the selling stockholders pursuant to the registration statement to which this prospectus relates.

Once sold under the registration statement to which this prospectus relates, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon for us by Cooley LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus relates to a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Iridium. The address of the SEC website is www.sec.gov.

We maintain a website at www.traconpharma.com.Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and filed with the SEC on March 1, 2018;
•	our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2018;
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the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 25, 2018;

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our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 22, 2018, February 21, 2018, March 23, 2018, April 10, 2018, May 4, 2018, May 9, 2018, and May 21, 2018; and

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the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on January 27, 2015, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 4350 La Jolla Village Drive, Suite 800, San Diego, California 92122 or telephoning us at (858) 550-0780.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.